Execution Version
Exhibit 10.30

PARTIAL TERMINATION AND LICENSE AGREEMENT

This Partial Termination and License Agreement (the “Agreement”) is entered into this 16th day of October, 2008 (the “Effective Date”), by and among Wyeth, acting through its Wyeth Pharmaceuticals Division, a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 500 Arcola Road, Collegeville, Pennsylvania 19426, Wyeth-Whitehall Pharmaceuticals, Inc., a corporation having a principal place of business at Road No. 3, Kilometer 142.1, Guayama, Puerto Rico 00784, and Wyeth-Ayerst Lederle, Inc. a corporation having a principal place of business at 65th Infantry Road, Kilometer 9.7, Carolina, Puerto Rico 00987-4904 (collectively, “Wyeth”) and Progenics Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 and Progenics Pharmaceuticals Nevada, Inc., a corporation organized and existing under the laws of the State of Nevada and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, NY 10591 (collectively, “Progenics”).  Wyeth and Progenics may each be referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A.           Wyeth Pharmaceuticals is the pharmaceutical division of Wyeth, a global company devoted, among other businesses, to discovering, developing, manufacturing and marketing human pharmaceutical products.

B.           Wyeth-Whitehall Pharmaceuticals, Inc. and Wyeth-Ayerst Lederle, Inc. are indirect subsidiaries of Wyeth.

C.           Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products.  Progenics and Wyeth are developing [*] for the treatment of post-operative bowel dysfunction and opioid-induced constipation associated with chronic pain and advanced medical illness.

D.           Progenics Pharmaceuticals Nevada, Inc. (“ProNev”) is a direct, wholly-owned subsidiary of Progenics Pharmaceuticals, Inc.

E.           Wyeth and Progenics are parties to a certain License and Co-Development Agreement dated as of December 23, 2005 pursuant to which Progenics granted to Wyeth an exclusive worldwide license to Develop and Commercialize [*] (the “Progenics-Wyeth Agreement”).

F.           Section 2.8 of the Progenics-Wyeth Agreement (Japan) provides that Wyeth give Progenics notice [*] of Wyeth’s election not to Develop the Products in Japan.

G.           Wyeth notified Progenics of its determination not to Develop the Products in Japan (either directly or through a Sublicensee) pursuant to Section 2.8 of the Progenics-Wyeth Agreement.

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H.           Section 2.8 of the Progenics-Wyeth Agreement also provides that, in the event Wyeth notifies Progenics that it has determined not to Develop the Products in Japan (either directly or through a Sublicensee), then (i) the license granted to Wyeth in Section 2.1 of the Progenics-Wyeth Agreement (Exclusive License from Progenics to Wyeth) shall terminate with respect to Japan only and (ii) the requirements set forth in clauses (a) through (f) of Section 10.4.1 of the Progenics-Wyeth Agreement shall apply as if there were a Partial Termination pursuant to Section 10.2.1 of the Progenics-Wyeth Agreement with respect to all the Products in Japan only.

I.           Wyeth and Progenics agreed, pursuant to a letter agreement dated April 12, 2007 (the “Letter Agreement”), that, notwithstanding the provisions of Section 2.8 of the Progenics-Wyeth Agreement, no change would occur in the license granted to Wyeth in Section 2.1 of the Progenics-Wyeth Agreement until such time as Progenics notified Wyeth that it intends to Develop or Commercialize the Products in Japan (the “Progenics Notice”) whereupon the license granted to Wyeth in Section 2.1 of the Progenics-Wyeth Agreement would terminate with respect to Japan only and the provisions of Section 10.4.1 of the Progenics-Wyeth Agreement would apply as if there were a Partial Termination with respect to all the Products in Japan only.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

All capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Progenics-Wyeth Agreement.

2.	Partial Termination of the Progenics-Wyeth Agreement as to Japan

By entering into this Agreement, Progenics hereby gives Wyeth the Progenics Notice and Wyeth waives its right to give a Wyeth Notice (as defined in the Letter Agreement).  The Parties hereby acknowledge and agree that Wyeth’s license pursuant to Section 2.1 of the Progenics-Wyeth Agreement (Exclusive License from Progenics to Wyeth) terminates as of the Effective Date of this Agreement with respect to Japan only, and accordingly, the Territory as defined in the Progenics-Wyeth Agreement is hereby amended to mean the entire world other than Japan.

3.	Partial Termination Covenants

3.1. Transfer of Documents and Data Related to the Products in Japan.  Wyeth shall, within thirty (30) days after the Effective Date of this Agreement, transfer to Progenics copies of all data, reports, records and materials in Wyeth’s possession or control that relate to the Products or the Compound in Japan.

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3.2. Transfer of Registrational Filings and Regulatory Approvals.  Promptly following the Effective Date of this Agreement, Wyeth shall use Commercially Reasonable Efforts to transfer to Progenics ownership and control of all Registrational Filings and Regulatory Approvals made, filed or obtained for the Products and the Compound in Japan and all clinical, technical and other relevant reports and data relating to the Products and the Compound in Japan, each to the extent they are owned, controlled by or held in the name of Wyeth or its Affiliates.

3.3. Supply of Product.  Wyeth and Progenics shall negotiate in good faith a supply agreement on commercially reasonable terms pursuant to which Wyeth shall supply Progenics with any Products being manufactured by Wyeth as of the Effective Date of this Agreement for a period of [*] ([*]) years.  In addition, Wyeth shall cooperate with Progenics in good faith to arrange for the supply of API to Progenics.  Wyeth shall, and hereby does, waive any exclusivity right that Wyeth has with any suppliers of API as necessary to permit Progenics, its Affiliates, licensees and/or sublicensees to enter into direct supply agreements with such suppliers.

3.4. Documentation and Technology.  Promptly following the Effective Date of this Agreement, Wyeth shall use Commercially Reasonable Efforts to transfer, license or sublicense to Progenics or its designee at no cost all documentation and technology in Wyeth’s Control necessary to enable Progenics or its designee to manufacture [*] Products.  [*]

3.5. Assignment of Trademarks.  Wyeth shall use Commercially Reasonable Efforts to assign to Progenics for no additional consideration, within thirty (30) days of the Effective Date of this Agreement, the trademarks in Japan relating solely to the Products or the Compound owned by Wyeth and its Affiliates.  Progenics shall be responsible for the costs of recording trademark assignments in Japan.  Wyeth and Progenics shall use Commercially Reasonable Efforts to enter into a Trademark Cooperation Agreement substantially in the form of Exhibit A hereto simultaneously with such assignment.

3.6. License from Wyeth to Progenics of the Wyeth Collaboration Patent Rights, the Wyeth Collaboration Know-How and Wyeth’s Interest in the Joint Technology in Japan.  Effective as of the Effective Date of this Agreement, Wyeth shall, and hereby does, grant to Progenics a fully paid-up, perpetual, irrevocable, royalty-free, non-exclusive license (with the right to grant sublicenses) in the Field under the Wyeth Collaboration Patent Rights, the Wyeth Collaboration Know-How and Wyeth’s interest in the Joint Technology (i) to make, have made, use, Develop, sell, offer to sell, have sold, import and otherwise exploit and Commercialize the Compound and the Products in Japan, and (ii) to make and have made the Compound and the Products outside Japan in unlabeled form solely for import into, and Development and Commercialization in, Japan (and to export the Compound for such purpose).  Wyeth shall not, directly or indirectly, make, have made, use, Develop, sell, offer to sell, have sold, import, export or otherwise exploit or Commercialize the Compound or the Products for or in Japan.

3.7. Non-Assertion of Rights.  Following the Effective Date of this Agreement, Wyeth agrees not to assert any Wyeth Independent Patent Rights against Progenics, its Affiliates, its licensees or its sublicensees relating to the Development, Commercialization or other exploitation of any Product in Japan.

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3.8. Pharmacovigilance Agreement.  Wyeth and Progenics will, following the grant by Progenics of any sublicense of the rights granted by Wyeth pursuant to Section 3.6 hereof, address pharmacovigilance activities pursuant to the existing Wyeth/Progenics Pre-Approval Pharmacovigilance Agreement and Post-Approval Pharmacovigilance Agreement, as may be amended from time to time.

4. Intellectual Property

4.1. Progenics Patent Rights and Joint Patent Rights in Japan.  Further to, and notwithstanding anything to the contrary in, Sections 7.2.1 (Progenics Patent Rights) and 7.2.2 (Joint Patent Rights) of the Progenics-Wyeth Agreement, in the event Wyeth elects not to prepare, file, prosecute or maintain any Progenics Patent Rights or Joint Patent Rights in Japan, Wyeth shall give Progenics notice to this effect sufficiently in advance of any applicable deadline to permit Progenics, at Progenics’ expense, to undertake such preparation, filing, prosecution and maintenance without a loss of rights.   Such Progenics Patent Rights or Joint Patent Rights in Japan that Wyeth no longer wishes to prepare, file, prosecute and maintain at Wyeth’s expense shall in this Section 4 and hereinafter be referred to as the “Subject Patent Rights”.  Progenics may, upon written notice to Wyeth, file and prosecute patent applications and maintain the Subject Patent Rights, including provoking, instituting or defending opposition, revocation, reexamination and similar proceedings related to the Subject Patent Rights, all at Progenics’ expense.  The Parties shall cause their patent counsel to communicate regularly regarding the prosecution and maintenance of the Subject Patent Rights.  Without limiting the generality of the foregoing, Progenics shall provide to Wyeth copies of all communications sent to and received from the Japanese Patent Office pertaining to the Subject Patent Rights, including, but not limited to, draft patent applications, filing receipts, office actions, responses and/or amendments, and notices of allowance.  Wyeth shall be given at least fifteen (15) business days prior to the earlier of the expiration of any shortened statutory period for response or anticipated filing to review and comment upon the text of any such communication.  Progenics also shall keep Wyeth advised on the maintenance of any patents included within the Subject Patent Rights and provide Wyeth with a reasonable opportunity to comment on maintenance.  Notwithstanding anything to the contrary in Section 7.2.1 (Progenics Patent Rights) or 7.2.2 (Joint Patent Rights) of the Progenics-Wyeth Agreement, in the event that the Parties, after good faith discussions, cannot agree with respect to any decision to be made with respect to the Subject Patent Rights (including decisions relating to opposition, revocation, reexamination and similar proceedings related to the Subject Patent Rights in Japan), Progenics shall make such decision, provided that such decision shall not be inconsistent with, and will not negatively impact, the Parties’ intellectual property strategy outside of Japan.  For the avoidance of doubt, the Parties acknowledge and agree that Progenics, at Progenics’ expense, may pursue an intellectual property strategy in Japan with respect to the Subject Patent Rights that is designed to take advantage of differences in Japanese patent law as compared to other jurisdictions throughout the world (including pursuing claims of different scope), provided the positions so taken by Progenics are not inconsistent with, and will not negatively impact, the Parties’ intellectual property strategy outside of Japan.  For the avoidance of doubt, the Parties agree that the provisions of Sections 7.2.1 and 7.2.2 of the Progenics-Wyeth Agreement shall remain in full force and effect for the Progenics Patent Rights and Joint Patent Rights in Japan that are not Subject Patent Rights.

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4.2. Enforcement of Subject Patent Rights.  For the sake of clarity and avoidance of doubt, for the purposes of Progenics exercising its rights pursuant to Section 7.2.6(b) of the Progenics-Wyeth Agreement (Enforcement of Progenics Patent Rights and Joint Patent Rights), with respect to the Subject Patent Rights Progenics may join Wyeth as a party plaintiff to any action or suit resulting from Progenics’ exercise of such rights involving the Joint Patent Rights to the extent Wyeth is a necessary party to such action or suit, provided that Progenics shall bear all the expenses of such action or suit, including those reasonable expenses incurred by Wyeth as a participant (other than its own independent counsel).  For avoidance of doubt, the Parties agree that the provisions of Section 7.2.6 of the Progenics-Wyeth Agreement shall remain in full force and effect for the Progenics Patent Rights and Joint Patent Rights in Japan that are not Subject Patent Rights.

5. Miscellaneous

5.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

5.2. Amendments. This Agreement may be amended or modified at any time or from time to time only by an express written agreement, signed by all Parties, and which expressly refers to this Agreement.

5.3. Waivers. The failure of any Party to require performance by another Party of any provision hereof, or to enforce any remedies it may have against such other Party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by any other Party. The waiver by a Party of any breach of any provision of this Agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision.

5.4. Severability. If any provision of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding for any reason, whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from this Agreement in order to render the remainder of this Agreement and any provision hereof both valid and enforceable.

5.5. Entire Agreement. This Agreement, together with the Progenics-Wyeth Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof.

5.6. Counterparts. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument.

5.7. Governing Law. All matters affecting the interpretation, validity and performance of this Agreement shall be governed by the laws the state of New York.

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5.8. Independent Contractors. In the performance of this Agreement no Party is authorized or empowered to act as agent for any other Party for any purpose and shall not on behalf of any other Party enter into any contract, warranty, or other representation as to any matter. No Party shall be bound by the acts, conduct, obligations, representations or warranties of any other Party.

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date of this Agreement.

Wyeth, acting through its Wyeth Pharmaceuticals Division	Progenics Pharmaceuticals, Inc.
By______________________________________	By________________________________
Name: Title:	Name: Title:

Wyeth-Whitehall Pharmaceuticals, Inc.	Progenics Pharmaceuticals Nevada, Inc.
By______________________________________	By________________________________
Name: Title:	Name: Title:

Wyeth-Ayerst Lederle, Inc.
By______________________________________
Name: Title:

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Exhibit A

TRADEMARK  CO-OPERATION AGREEMENT

[*]

Exhibit A-1